PRESS RELEASE

                    RESMED DECLARES DIVIDEND DISTRIBUTION
                      OF PREFERRED STOCK PURCHASE RIGHTS

     San Diego, California, April 16, 1997 - The Board of Directors of ResMed, Inc. (Nasdaq National Market: RESM) today declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of ResMed common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a newly created Series A Junior Participating Preferred stock of the Company at an exercise price of $80.00 per share. The Rights will be exercisable if a person or group acquires 15% or more of ResMed common stock or announces a tender offer for 15% or more of the common stock. The ResMed Board will be entitled to redeem the Rights at $0.01 per Right at any time before the tenth day after a person has acquired 15% or more of the outstanding common stock.

     The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all ResMed stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of ResMed without paying all stockholders a control premium.

     If a person acquires 15% or more of ResMed's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of ResMed having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If ResMed is acquired in a merger or other business combination transaction, which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     "The Rights are intended to enable all ResMed stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover," said Dr Peter Farrell, President and Chief Executive Officer of ResMed.

     The dividend distribution will be payable to shareholders of record on April 30, 1997. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

     ResMed is a leading innovator and supplier of products for the diagnosis and treatment of sleep-disordered breathing. The company's products are distributed worldwide under the SULLIVAN and AutoSetTM brand names. Further information on ResMed can be obtained from the company's website at http://www.resmed.com.au.

Contact:          Pamela  Kewley          Phone:          (619)  622  2040